Sub-Item 77Q2

Nuveen Michigan Dividend Advantage
Municipal Fund
333-58700
811-09453

Based on a review of the SEC Forms 3, 4
and 5 furnished
to the Fund, the Fund believes that all
Section 16(a)
filing requirements applicable to the
Funds officers
and directors, investment adviser and
affiliated
persons of the investment adviser were
complied with,
except that the initial affiliation report on behalf of the officer listed below was filed late on November 25, 2003.

There are no greater than ten-percent
shareholders of the Fund.


OFFICERS:

Daniel S. Solender